UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

ARTESIAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction ofincorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
—————————————————————————
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

On June 30, 2008, Artesian Utility Development, Inc. (“Artesian Utility”), a subsidiary of Artesian Resources Corporation (the “Company”), signed an agreement (the “Wastewater Services Agreement”) with Northern Sussex Regional Water Recycling Complex, LLC (“NSRWRC”) for the design, construction and operation of the Northern Sussex Regional Water Recycling Complex, a wastewater treatment facility to be located in Sussex County, Delaware (the “Facility”).  Pursuant to the Wastewater Services Agreement, NSRWRC will purchase the 75 acre parcel upon which the Facility will be constructed (the “Facility Site”) and construct phase 1 of the Facility and Artesian Utility will operate the Facility.

Artesian Utility has agreed to reimburse NSRWRC for the construction of phase 1 of the Facility through customer connection fees.  Such connection fees will be split 40% to Artesian Utility and 60% to NSRWRC until NSRWRC’s investment in the design, treatment, storage and disposal facilities are reimbursed.  For reimbursement of NSRWRC’s cost to acquire the Facility Site, Artesian Utility has agreed to provide NSRWRC with ten annual $300,000 payments.  In addition to the annual payments, Artesian Utility will provide certain monthly payments to NSRWRC consisting of a portion of fees received from new customers once the Facility is successfully constructed and operating.   Once the cost of the construction and the cost of the Facility Site have been fully reimbursed, NSRWRC will transfer its ownership of the Facility and the Facility Site to Artesian Utility or one of its affiliates.  Until such time, NSRWRC has agreed to lease the Facility to Artesian Wastewater Management, Inc.

At such time as NSRWRC enters into agreements with third party lenders to acquire the funds to purchase the Facility Site and to construct the Facility, the Company has also agreed to enter into a guaranty with such third party lender(s) to guaranty all debts and obligations that are incurred by NSRWRC.  Any payments made by the Company pursuant to this guaranty will be credited against Artesian Utility’s obligations to reimburse NSRWRC for construction costs and the cost of Facility Site, as described above.

The Company will file the Wastewater Services Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: July 3, 2008	By:
David B. Spacht
Chief Financial Officer